                                                                   EXHIBIT 12.01

                            K & F INDUSTRIES, INC.

      STATEMENT OF COMPUTATION OF EARNINGS (DEFICIENCY) TO FIXED CHARGES

                            (dollars in thousands)



                        Year Ended   Nine Months Ended
                       December 31,     December 31,     Years Ended March 31,
                      -------------- -----------------  ------------------------
                      1997     1996   1996      1995    1996     1995      1994
                      ----     ----   ----      ----    ----     ----      ----
Income (loss) before
 income taxes        $20,868 $13,052 $14,963 $  2,418  $   507 ($10,173) ($31,736)

Fixed Charges(b)1)    36,574  39,934  29,148   33,130   43,340   48,171    53,446

Less: Capitalized
 Interest               (175)   (568)   (568)       0     (105)       0         0
                     ------- -------- ------- -------- -------   ------- --------
Earnings(a)(2)       $57,267  $52,418 $43,453 $35,548  $43,742   $37,998  $21,710
                     ======= ======== ======= ======== =======   ======= ========
Ratio of earnings
 available to cover
 fixed charges(2)/(1)   1.57     1.31    1.49    1.07     1.01

Deficiency of earnings
 available to cover
 fixed charges(2)-(1)                                           ($10,173)($31,736)



Note (a) Earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest).
Note (b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).